Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Sprint Corporation:
We consent to the incorporation by reference in the registration statement Nos. 333-124189, 333-127426, 333-130277, 333-142702, and 333-159330 on Form S-8 of Sprint Corporation of our report dated October 21, 2013, with respect to the consolidated balance sheet of Sprint Communications, Inc. (formerly Sprint Nextel Corporation) and subsidiaries (the Predecessor Company) as of December 31, 2012, and the related consolidated statements of comprehensive loss, cash flows and stockholders' equity for the 191 day period ended July 10, 2013 and each of the years in the two-year period ended December 31, 2012, which report appears in the March 31, 2014 transition report on Form 10-K of Sprint Corporation.
Sprint Communications, Inc. adopted accounting guidance regarding the presentation of the consolidated statement of comprehensive loss in 2011 and testing indefinite-lived intangible assets for impairment in 2012.
/s/ KPMG LLP
Kansas City, Missouri
May 23, 2014